EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT


         Sitestar Corporation, Registrant

         Subsidiaries:

                  Sitestar.net, Inc. (previously Neocom Microspecialists, Inc.)

                  FRE Enterprises, Inc. and FRE Communications, Inc.
                    (collectively doing business as Lynchburg.net)